Exhibit 99.1

        Golden Enterprises, Inc Releases 1st Quarter Earnings

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Sept. 20, 2007--Golden
Enterprises, Inc.'s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 31, 2007 to stockholders of record as of October 5, 2007.

    For the thirteen weeks ended August 31, 2007, Golden Enterprises, Inc.'s net income increased 283%. Basic and diluted earnings per share were $.07 compared to $.02 last year, on net sales of $28,394,228 versus $27,824,938, a 2% increase. Sales continue to show increases both organically and with innovative new products.

    Selling, general and administrative expenses decreased 1%, while operating income increased 269% compared to last year.

    During our first quarter, Golden Flake introduced a unique energy potato chip which offers consumers an energy boost infused with B vitamins, taurine, and caffeine. NRG Potato chips are unlike any other potato chips on the market today and compliment our assorted line of quality snack products.

    The following is a summary of sales and income information for the thirteen weeks ended August 31, 2007 and September 1, 2006.





                                              THIRTEEN WEEKS ENDED
                                          ----------------------------
                                           August 31,    September 1,
                                              2007           2006
                                          ------------   -------------

Net sales                                 $ 28,394,228   $  27,824,938
                                           ===========    ============

Income before income taxes                $  1,335,037   $     349,035
Income taxes                                   492,664         128,812
                                           -----------    ------------

Net income                                $    842,373   $     220,223
                                           ===========    ============

Basic and diluted earnings per share      $        .07   $         .02
                                           ===========    ============

Basic weighted shares outstanding           11,835,288      11,835,330
                                           ===========    ============

Diluted weighted shares outstanding         11,835,288      11,835,330
                                           ===========    ============


    This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Golden Enterprises, Inc.
             Patty Townsend, 205-458-7132